Exhibit 99.1

American Shared Hospital Services Reports Third Quarter 2024 Financial Results

- Revenue increases 36.3% period over period –

- Conference Call on November 13th at 1:00 pm ET -

SAN FRANCISCO, CA, November 13, 2024 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 and Recent Highlights

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Total revenue in the third quarter was $6,999,000, an increase of 36.3% from the comparable period in 2023 bolstered by the completion of our acquisition in May 2024 (the “RI Acquisition”) of 60% of the equity interest of two entities in Rhode Island (the “RI Companies”) that operate three Rhode Island radiation therapy facilities and the Company’s new facility in Puebla, Mexico.

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Revenue from the Company’s direct patient services (“retail”) segment was $3,687,000 for the three months ended September 30, 2024, compared to $988,000 for the same period in the prior year, an increase of 273.2%. The increase in retail revenue was primarily due to revenue generated by the Rhode Island and Puebla, Mexico facilities.

●

Revenue from the Company’s medical equipment leasing (“leasing”) segment was $3,312,000 for the three months ended September 30, 2024, compared to $3,946,000 for the same period in the prior year, a decrease of 16.1%. The decrease in leasing revenue was driven by lower Gamma Knife treatment volumes. The prior year comparison excludes the $200,000 equipment sale recorded in the third quarter of 2023.

●	Total proton beam radiation therapy revenue increased 4.4% period-over-period; treatments increased 5.4%.

●	Gross margin was $1,370,000, a period-over-period decrease of $732,000. The gross margin percentage was 19.6% of revenue compared to 40.9% in the year-ago period.

●

Operating income for the third quarter of 2024 decreased by $979,000 compared to third quarter of 2023 primarily due to increased operating costs from the Company’s recently acquired facilities in Rhode Island and the Company’s new facility in Puebla, Mexico, and lower Gamma Knife treatment volumes.

●

Net loss attributable to American Shared Hospital Services in the third quarter of 2024 was $207,000, or ($0.03) per diluted share, compared to net income of $118,000 or $0.02 per diluted share, for the third quarter of 2023.

●	Adjusted EBITDA, a non-GAAP financial measure, was $1,366,000 for the third quarter of 2024, compared to $1,669,000 for the third quarter of 2023.

●	Cash at September 30, 2024 was $14,077,000 compared to $13,808,000 at December 31, 2023.

Ray Stachowiak, CEO and Executive Chairman of American Shared Hospital Services, commented, “The third quarter marks another quarter of strong revenue growth of 36.3% to $6.99 million. With a full quarter of the recently acquired Rhode Island radiation therapy cancer centers in addition to the Company’s new facility in Puebla, Mexico, we are pleased with our solid revenue growth as we continue to execute on our long-term growth strategy supported by our strong balance sheet. The quarter’s margins and profitability were affected by lower Gamma Knife treatment volumes, additional equipment service and preventative maintenance costs and other operating efficiencies we are implementing in Rhode Island. We anticipate seeing the benefits in future quarters.”

Gary Delanois, Executive Vice President and Chief Operating Officer, added, “It is extremely gratifying to join the team at this clear inflection point. Our growth strategy is taking hold with our expanded product portfolio and increased capacity for creative financial solutions. Besides improving efficiencies by upgrading our equipment to better serve our patients we are also implementing strategic growth initiatives to drive growth in patient volumes which will improve our margins and overall profitability. The momentum in our sales pipeline continues to grow and with the strength of our overall business supported by our strong balance sheet and consistent cash flow, we are well positioned for future growth,” concluded Mr. Delanois.

Financial Results for the Three Months Ended June 30, 2024

For the three months ended September 30, 2024, revenue increased 36.3% to $6,999,000 compared to $5,134,000 in the year-ago period.

Revenue from the Company’s direct patient services (“retail”) segment was $3,687,000 for the three months ended September 30, 2024, compared to $988,000 for the same period in the prior year, an increase of 273.2%. The increase in retail revenue was primarily due to revenue generated by the RI Companies following the closing of the RI Acquisition on May 7, 2024 and the Company’s new facility in Puebla, Mexico which began operations in late July.

Revenue from the Company’s medical equipment leasing (“leasing”) segment was $3,312,000 for the three months ended September 30, 2024, compared to $3,946,000 for the same period in the prior year, a decrease of 16.1%. The decrease in leasing revenue was driven by lower Gamma Knife treatment volumes. The prior year comparison excludes the $200,000 equipment sale recorded in the third quarter of 2023.

Third quarter revenue for the Company's proton beam radiation therapy system increased 4.4% to $2,316,000 compared to revenue for the third quarter of 2023 of $2,219,000 due to increased volumes.

Total proton beam radiation therapy treatments in the third quarter were 1,252 compared to 1,188 proton beam radiation therapy treatments in the third quarter of 2023, a 5.4% increase.

Total revenue for the Company's Gamma Knife operations decreased by 32.9% to $1,821,000 for the third quarter of 2024 compared to $2,715,000 for the third quarter of 2023. Total Gamma Knife procedures decreased by 31.0% to 218 for the third quarter of 2024 compared to 316 in the third quarter of 2023. The decrease in overall Gamma Knife revenue and procedures was due to the expiration of one contract in the third quarter of 2023 as well as two months of downtime at one of our sites due to a scheduled equipment upgrade, and physician staffing shortages at two of our sites.

Selling and administrative costs increased by 10.8% to 1,923,000 for the third quarter of 2024 compared to $1,735,000 for the same period in the prior year, due to higher personnel related costs and legal fees, partially attributable to the Company’s pursuit of new business opportunities, including the RI Acquisition.

Interest expense was $336,000 in the 2024 period compared to $277,000 in the comparable period of last year. The increase was due to an increase in the interest rate and borrowings on the Company’s variable rate debt.

Operating loss for the third quarter was $889,000 compared to operating income of $90,000 In the prior year quarter. The period over period decline was due to increased operating costs at our facilities in Rhode Island and Puebla, Mexico combined with lower Gamma Knife treatment volumes.

Income tax expense was a benefit of $169,000 for the third quarter of 2024 compared to an income tax expense of $60,000 for the same period in the prior year.

Net income attributable to American Shared Hospital Services in the third quarter of 2024 was a loss of $207,000, or $0.03 per diluted share, compared to net income of $118,000, or $0.02 per diluted share, for the third quarter of 2023. The period-over-period decrease was primarily due to losses incurred by the leasing segment, driven by lower Gamma Knife volumes. Fully diluted weighted average common shares outstanding were 6,482,000 and 6,432,000 for the third quarter of 2024 and 2023, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,366,000 for the third quarter of 2024, compared to $1,669,000 for the third quarter of 2023.

Financial Results for the Nine Months Ended September 30, 2024

For the nine months ended September 30, 2024, revenue increased 23.3% to $19,271,000 compared to revenue of $15,627,000 for the first nine months of 2023.

Gamma Knife revenue decreased 14.6% to $7,131,000 for the first nine months of 2024 compared to $8,349,000 for the first nine months of 2023. The number of Gamma Knife procedures in the first nine months of 2024 was 831, a decrease of 9.5% compared to 918 Gamma Knife procedures in the comparable period of 2023 due to the expiration of two customer contracts in the second and third quarters of 2023, scheduled downtime for equipment upgrades, and staffing shortages at two customer locations.

Proton therapy revenue increased 4.4% to $7,386,000 for the first nine months of 2024 compared to $7,078,000 for the first nine months of 2023. Total proton therapy treatments in the first nine months of 2024 were 3,764, a decrease of 8.1% compared to 4,094 proton therapy treatments in the comparable period of 2023.

Net income attributable to American Shared Hospital Services for the first nine months of 2024 was $3,514,000, or $0.54 per diluted share, compared to net income of $195,000, or $0.03 per diluted share, or the first nine months of 2023. The increase was primarily due to the bargain purchase gain generated from the RI Acquisition and net income earned from the Rhode Island facilities acquired, partially offset by increased total costs of revenue and lower Gamma Knife volumes.

Adjusted EBITDA, a non-GAAP financial measure, was $5,120,000 for the first nine months of 2024, compared to $5,510,000 for the first nine months of 2023.

Balance Sheet Highlights

At September 30, 2024, cash, cash equivalents, and restricted cash was $14,077,000 compared to $13,808,000 at December 31, 2023. American Shared Hospital Services' shareholders’ equity (excluding non-controlling interests in subsidiaries) at September 30, 2024 and December 31, 2023 was $26,423,000 or $4.14 per outstanding share and $22,624,000, or $3.59 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for Wednesday, November 13th at 1:00 pm ET / 10:00 am PT.

To participate, domestic callers may dial 1-844-413-3972 and international callers may dial 1-412-317-5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call.

A simultaneous webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1-877-344-7529 or 1-412-317-0088, access code 2069271, through November 20, 2024. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to cancer treatment centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global original equipment manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using radiation therapy and radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Radiation Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2024 and June 30, 2024, the Annual Report on Form 10-K for the year ended December 31, 2023, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization expense, loss on write down of impaired assets and associated removal costs, bargain purchase gain, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak, Executive Chairman and CEO
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

- Tables Follow –

American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2024	2023	2023	2023
Revenues	$6,999,000	$5,134,000	$19,271,000	$15,627,000
Costs of revenue	5,629,000	3,032,000	13,290,000	9,099,000
Gross margin	1,370,000	2,102,000	5,981,000	6,528,000
Selling and administrative expense	1,923,000	1,735,000	5,698,000	5,262,000
Interest expense	336,000	277,000	1,070,000	825,000
Loss on write down of impaired assets and associated removal costs, net	-	-	188,000	578,000
Operating (loss) income	(889,000)	90,000	(975,000)	(137,000)
Bargain purchase gain, net	263,000	-	3,942,000	-
Interest and other income	47,000	135,000	212,000	318,000
(Loss) income before income taxes	(579,000)	225,000	3,179,000	181,000
Income tax (benefit) expense	(169,000)	60,000	(244,000)	93,000
Net (loss) income	(410,000)	165,000	3,423,000	88,000
(Less) plus: Net loss (income) attributable to non-controlling interests	203,000	(47,000)	91,000	107,000
Net (loss) income attributable to American Shared Hospital Services	$(207,000)	$118,000	$3,514,000	$195,000

(Loss) earnings per common share:
Basic	$(0.03)	$0.02	$0.54	$0.03
Diluted	$(0.03)	$0.02	$0.54	$0.03

Weighted Average Shares Outstanding:
Basic	6,482,000	6,336,000	6,482,000	6,336,000
Diluted	6,482,000	6,432,000	6,520,000	6,406,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	9/30/2024	12/31/2023
Cash, cash equivalents and restricted cash	$14,077,000	$13,808,000
Current assets	$25,720,000	$20,456,000
Total assets	$63,269,000	$48,162,000

Current liabilities	$17,561,000	$10,779,000
Shareholders' equity American Shared Hospital Services	$26,423,000	$22,624,000

American Shared Hospital Services

Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results
			(Unaudited)

		Three months ended September 30,		Nine months ended September 30,
		2024	2023	2024	2023
Net income (loss) attributable to American Shared Hosptial Services		$(207,000)	$118,000	$3,514,000	$195,000
Plus (less):	Income tax (benefit) expense	(169,000)	60,000	(244,000)	93,000
	Interest expense	336,000	277,000	1,070,000	825,000
	Interest (income)	(63,000)	(149,000)	(252,000)	(346,000)
	Depreciation and amortization expense	1,644,000	1,265,000	4,501,000	3,874,000
	Stock-based compensation expense	88,000	98,000	285,000	291,000
	Bargain purchase gain, net	(263,000)	-	(3,942,000)	-
	Loss on write down of impaired assets and associated removal costs	-	-	188,000	578,000
Adjusted EBITDA		$1,366,000	$1,669,000	$5,120,000	$5,510,000